Exhibit 99.1

                        Ramco-Gershenson Refinances $99
                  Million of High Interest Rate Long Term Debt



    FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--Sept. 14, 2005--Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that the Company has repaid early and without penalty $99.3 million in existing mortgage loans secured by ten of the Company's assets with Lincoln National Life Insurance Company that carried a blended interest rate of 8.3% and were due to mature on January 10, 2006. The Lincoln loans were repaid through an interim secured term facility with KeyBank. KeyBank took an assignment of the existing mortgages, leases and rents along with a repayment guaranty from the Company. The new term loan bears interest at 140 basis points over LIBOR and matures on December 29, 2005, a date coterminous with the Company's secured and unsecured revolving credit facilities.
    The Company has executed loan applications and locked interest rates for long term financing for three of the ten shopping centers that secure the term loan. These new loans will have a ten year maturity, with five years of interest only payments, and carry a blended fixed interest rate of approximately 5.2%. The proceeds from these financings will approximate $65.7 million and will be used to pay down a portion of the term loan facility as well as the Company's secured and unsecured revolving lines of credit. The Company expects to close these loans during the fourth quarter of 2005. The funding of these loans is subject to customary loan closing conditions including receipt of appraisals and completion of due diligence.
    "We are pleased to have been able to pre-pay these loans in order to take advantage of a very favorable interest rate environment. The new long-term financing we've secured for three of the ten shopping centers approximates two-thirds of the Lincoln loans and demonstrates how we have maintained and improved the value of these assets," said Dennis Gershenson, President and Chief Executive Officer. "The new financings will benefit the Company in a number of ways including the considerable savings in interest expense year-over-year. We are currently in the process of reviewing our overall debt structure and future financing options."
    Ramco-Gershenson Properties Trust has a portfolio of 81 shopping centers totaling approximately 17.5 million square feet of gross leasable area, consisting of 80 community centers and one enclosed regional mall. The Company's centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.
    This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be reviewed in conjunction with the Company's filings with the U.S. Securities and Exchange Commission and other publicly available information regarding the Company. Management of Ramco-Gershenson believes that expectations reflected in forward-looking statements are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Company's properties are located, the performance of tenants at the Company's properties as well as other factors.
    For further information on Ramco-Gershenson Properties Trust visit the Company's Website at www.rgpt.com



    CONTACT: Ramco-Gershenson Properties Trust
             Dennis Gershenson or Richard Smith, 248-350-9900
             Fax: 248-350-9925